EXHIBIT 10.2
                      EMPLOYMENT AGREEMENT

     AGREEMENT dated as of the 1st day of April, 1995, by and between RODMAN & RENSHAW, INC., a Delaware corporation with its principal place of business at 120 South LaSalle Street, Chicago, Illinois 60603 (the "Company"), and EDWIN J. MCGUINN, JR., an individual residing at 103 Doubling Road, Greenwich, Connecticut 06830 (the "Executive").

                      W I T N E S S E T H:

     WHEREAS, the Company desires to secure the employment of the Executive with the Company on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Executive desires to be so employed;

     NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

     1.   Employment, Term.

          1.1 Employment. The Company agrees to employ the Executive, and the Executive agrees to serve in the employ of the Company, for the term set forth in Section 1.2, in the positions and with the responsibilities, duties and authority set forth in
Section 2 and on the other terms and conditions set forth in this Agreement.

          1.2 Term. The period of the Executive's employment under this Agreement (herein referred to as the "term of this Agreement") shall commence on April 1, 1995 (the "Commencement Date") and shall terminate on the second anniversary of the Commencement Date, unless sooner terminated in accordance with this Agreement. This Agreement shall be automatically renewed for successive one-year terms unless either party provides written notice to the other party of its or his desire not to renew within 30 days prior to the expiration of the initial term or any renewal term, as the case may be, or the parties reach a written agreement for a successive period of employment prior to the expiration of the term hereof.

          1.3 Place of Employment. The Executive's principal place of employment shall be at the Company's principal office in the State of New York, which office shall at all times during the term hereof be located within a 25 mile radius of New York City; the Executive shall travel as the rendering of the services hereunder may require.

     2. Positions, Duties. The Executive shall serve in the position of Head of Equity Department and Co-head of Capital Markets. The Executive shall have authority and responsibilities appropriate and customary to such position (including the ability to hire and fire employees in consultation with the General Counsel, the Human Resources Department and other appropriate senior management personnel) and shall perform, faithfully and diligently, such duties as are consistent with such authority and responsibilities. The Executive shall report directly to the Chief Operating Officer of the Company. The Executive shall devote his complete and undivided attention to the performance of his duties and responsibilities hereunder during the normal working hours of executive employees of the Company.

     3.   Salary, Bonus.

          3.1 Salary. During the term of this Agreement, in consideration of the performance by the Executive of the services set forth in Section 2 and his observance of the other covenants set forth herein, the Company shall pay the Executive, and the Executive shall accept, a guaranteed base salary at the rate of $200,000 per annum. Executive's base salary shall be payable in accordance with the standard payroll practices of the Company.

          3.2 Signing Bonus. Within fourteen (14) days of the execution of this Agreement, the Company shall pay the Executive
$200,000.

          3.3  Bonus.

          (a) Minimum Guaranteed Bonus; Equity Profit Bonus. For each full or partial fiscal year of the Company during the term of this Agreement, the Company shall pay to the Executive the greater of (i) the finder's fee referred to in that certain letter agreement dated March 13, 1995 between Executive and Capital Group (as hereinafter defined) for the first fiscal year of the Company during the term hereof, and in subsequent years during the term hereof an amount equal to $300,000 ("Minimum Guaranteed Bonus"), or
(ii) a bonus in an amount equal to the sum of one and one-half percent (1.5%) of revenues as hereinafter defined, ten percent (10%) of Equity Profit, as hereinafter defined, six percent (6%) of the Pre-Tax Profit of the Investment Banking Group, as defined in Schedule A attached hereto, and twenty-five (25%) of any net profit from any business group not in existence at the Company for the first year of its operation at the time of execution of this Agreement and brought in to the Company due to the efforts of the Executive, but which shall be defined as revenues of said business group, minus direct expenses of such group as defined in Section 3.3(d)(2) below. The bonus defined in this Section 3.3(a)(ii) is hereafter referred to as the "Formula" for the first year. For the second fiscal year of the Company during the term of this Agreement, the Company shall pay to the Executive a bonus in an amount equal to the sum of one percent (1%) of revenues, as hereinafter defined, ten percent (10%) of Equity Profit, as hereinafter defined, six percent (6%) of the Pre-Tax Profit of the Investment Banking Group, as defined in Schedule A attached hereto, and twenty-five (25%) of any profit for the first year of its operation from any business group not in existence at the Company and brought into the company due to the efforts of the executive at the time of execution of this Agreement, but which shall be defined as revenues of said business group, minus direct expenses of such group as defined in Section 3.3(d)(2) below. Thereafter, any sharing arrangement would be based on negotiations between the Executive and the Company. In addition, the Company shall pay such bonuses in respect of periods subsequent to the termination of the Executive's employment as provided in Sections 6.1, 6.2, 6.4 and
6.5 hereof. Within twenty (20) days of demand therefore, the Executive and his representatives shall have the right to inspect the Company's books and records for the purposes of verifying the calculation of the bonuses herein.

     (b) Calculation of Bonuses. Each bonus to which the Executive (or his estate or other legal representative) shall be entitled in respect of any partial fiscal year shall be in an amount equal to the product of (i) the total bonus which would have been payable to the Executive for the whole of such fiscal year, multiplied by (ii) a fraction, the numerator of which is the number of days in such partial fiscal year, and the denominator of which is 365. In the event of the termination of the employment of the Executive pursuant to Section 6.3 of this Agreement during the first year, the Executive shall not be entitled to any bonus except for the greater of the Minimum Guaranteed Bonus or the Formula in respect of the part of the first fiscal year of the Company during which the Executive was employed by the Company. In the event of the termination of the employment of the Executive pursuant to
Section 6.3 of this Agreement during the second year, the Executive shall not be entitled to the minimum guaranteed bonus, or any other bonus except for the bonus in respect of the part of the fiscal year of the Company during which the Executive was employed by the Company. Each bonus payable to the Executive (or his estate or other legal representative) for any full or partial fiscal year of the Company pursuant to this Section 3.3 shall be paid by the Company within 45 days following the end of such fiscal year. Notwithstanding the foregoing, the bonuses for January 1, 1997 through March 31, 1997 shall be paid within 45 days of March 31, 1997.

     (c)  Revenues.  "Revenues" shall mean:

          (1) 100% of all listed equity commissions received by the Company (exclusive of retail commissions generated by the Company's retail brokerage operation, but including institutional accounts covered by retail brokerage people);
          (2) Realized revenues for over-the-counter trading on behalf of the Company and/or customers of the Company;
          (3)  65% of all sales credits received by December 31,
               1995 in connection with any public offerings;
          (4)  70% of all sales credits received from January 1,
               1996 through December 31, 1996 in connection with any public offerings;
          (5) 75% of all sales credits received during the term remaining in connection with any public offerings;
          (6) 100% of all sales credits received in connection with any public underwriting of securities not underwritten by the Corporate Finance Department;
          (7) 100% of all department revenues generated by the New York Stock Exchange Direct Access Group and/or the "Valente Group";
          (8) 100% of all monies earned or received by the Company through, or arising out of, any business relationship with Abaco International Corporation;
          (9) 100% of all New York Stock Exchange related floor brokerage revenues, otherwise referred to as "$2 Floor Brokerage" business.

     (d)  Equity Profit.   For each fiscal year, the Company shall
arrive at the Equity Profit, which shall be "Revenues", as hereinafter defined, minus all "direct expenses", as hereinafter defined, and "certain allocated expenses", as hereinafter defined.

     (1)  Revenues.  Revenues shall be as defined in 3.3(c) above.

     (2)  Direct Expenses.  Direct expenses" shall mean:

          (a) Salary, benefits and bonuses of all non-research equity personnel (exclusive of signing bonuses or other bonuses or amounts paid to personnel prior to or reasonably contemporaneous with the commencement of employment); With regard to Research Department personnel, 75% of their Salary, Benefits and Bonuses attributable to April 1, 1995 through December 31, 1995 for fiscal year 1995 shall be considered a "Direct Expense," 70% of their Salary, Benefits and Bonuses earned for fiscal year 1996 shall be considered a "Direct Expense and 65% of their Salary, Benefits and Bonuses earned for the remaining term hereof shall be considered a "Direct Expense;" In addition, for all years of the term of this agreement the retail department shall bear, at a minimum 10% of the Research Department personnel's salary Benefits and Bonuses, (the parties, as needed, may determine to increase this amount as the Retail Department grows).
          (b) All Travel and Entertainment expenses; Office Space attributable to the Equity Group; Postage, overnight, messenger and courier services, Printing, Statistical and Subscriptions; Stationary and PC Supplies; Consulting Fees; Advertising, Insurance, Telephone, Market Data Services; Equipment rental; Legal fees, settlements or legal liabilities that arise out of events subsequent to April 1, 1995; NYSE Seat leases; Soft Dollar expense; Outside brokerage; NYSE dues and exchange fees; First call expenses; Conferences.

     (3) Non-Cash Compensation. Non-cash compensation received by the Equity Department (e.g. stocks, warrants, options, etc.) shall not be included in the calculation of Equity Profit. Fifty percent (50%) of such non-cash compensation will be distributed to the Equity Department to be allocated by the Executive in his sole discretion. Said non-cash compensation will be available for distribution within 90 days of receipt.
     (4) Minimum Payments. Notwithstanding the foregoing, the Executive shall receive, at the least, his signing bonus, guaranteed base salary, benefits and minimum guaranteed bonus for the first year of this Agreement, and, at the least, his guaranteed base salary, benefits and whatever bonus the Executive is entitled to under Section 3.3 above for the second year of this Agreement.

     (e) In the event of any change in the fiscal year of the Company, appropriate adjustments shall be made to the provisions of Sections 3.1 and 3.3 in order to carry out the essential intent and principles of such Sections and in the event of the assumption of this Agreement by any successor to the Company pursuant to a "sale of the Company" (as defined in Section 6.4 of this Agreement), appropriate adjustments shall be made to the definition of bonuses in order to carry out the essential intent and principles of Sections 3.1 and 3.3.

     4. Expense Reimbursement. During the term of this Agreement, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, upon the presentation of proper invoices therefor in accordance with the Company's policies.

     5.   Vacation Benefits Life Insurance.

          5.1 Vacation. During the term of this Agreement, the Executive will be entitled to vacation consistent with the policy the company maintains for its most senior executives.

          5.2 Benefits/Life Insurance. During the term of this Agreement, the Executive will be eligible to participate in any stock option or purchase plan, any profit-sharing or pension plan, any deferred compensation plan, any group medical, dental, and life or disability insurance and all other employee benefit plans and programs offered by the Company from time to time to its senior executive employees, subject to the provisions of such plans and programs as in effect from time to time. Upon termination of the employment of the Executive with the Company for any reason, the Executive shall be entitled to purchase from the Company any life insurance policy then owned by the Company on the life of the Executive, for a purchase price equal to the cash surrender value of such policy.

     5.3 Stock Options. Following the execution of this Agreement, the Company shall cause to be granted to the Executive such stock options at such time or times options are granted to other executives, as are (i) commensurate with his position as a senior executive of the Company and (ii) comparable in number to those granted to other similarly situated senior executives of the Company.

     6.   Termination of Employment.

          6.1 Death. In the event of the death of the Executive during the term of this Agreement, the Company shall continue to pay to his estate or other legal representative of the Executive the guaranteed base salary provided for in Section 3 (at the annual rate then in effect) until the first to occur of (i) the expiration of a period of one (1) year from the date of the Executive's death or (ii) the second anniversary of the Commencement Date. During such period, the Company shall also pay to the Executive the Minimum Guaranteed Bonus in accordance with Section 3.3 hereof. Rights and benefits of the estate or other legal representative of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

          6.2 Disability. If the Executive shall become incapacitated by reason of physical or mental disability and shall be unable to perform his normal duties hereunder for a period of more than three (3) consecutive months, the employment of the Executive hereunder may be terminated by the Company or the Executive upon 30 days notice to the other. In the event of such termination, the Company shall continue to pay to the Executive the base salary provided for in Section 3 (at the annual rate then in effect) until the earlier of (a) the expiration of a period of one
(1) year from the date of such termination, or (b) the second anniversary of the Commencement Date. During such period, the Company shall also pay to the Executive the Minimum Guaranteed Bonus or the percentages as defined in accordance with Section 3.3 hereof, whichever bonus formula is applicable. The Company shall continue to provide the Executive, at the expense of the Company, with the medical insurance then provided generally to employees of the Company, for a period of one (1) year following the termination of the employment of the Executive. Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

          6.3 Due Cause. The employment of the Executive hereunder may be terminated by the Company at any time for Due Cause (as hereinafter defined), as provided herein. In the event of such termination, the Company shall pay to the Executive the base salary provided for in Section 3 (at the annual rate then in effect) and the Minimum Guaranteed Bonus accrued to the date of such termination and not theretofore paid to the Executive. Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. For purposes hereof, "Due Cause" shall mean (a) the Executive's refusal to comply or default in complying with the Company's reasonable directions, or (b) the Executive's commission of a felony, or (c) the Executive's suspension or expulsion from the securities industry; provided, however, that the Executive shall be given written notice by the Company that it intends to terminate the Executive's employment for Due Cause, which notice shall specify the act or acts upon the basis of which the Company intends so to terminate the Executive's employment, and the Executive shall then be given the opportunity, within seventy-two (72) hours (or such longer period as the Company shall specify in such notice) of his receipt of such notice, to have a meeting with the Board of Directors of the Company to discuss such act or acts. If the basis of such written notice is an act or acts described in clause (a) of the preceding sentence, the Executive shall be given thirty (30) days after such meeting within which to cease or correct such problem as herein provided, and failing to do so, the Executive's employment by the Company shall automatically be terminated hereunder for Due Cause. Notwith-standing the foregoing, if there is an identical repetition of the act or acts described in clause (a) above following the cessation or correction of said acts to the reasonable satisfaction of the Board, the Company shall have the right to terminate, without regard to the thirty (30) day "cease or correct" provision, upon written notice. In no event shall the amount of revenue generated by the Executive or the amount of revenue generated by the Equity Department Banking Group be relevant to a determination of "due cause" hereunder.

          6.4 Sale of the Company. The employment of the Executive hereunder shall terminate, at the option of the Company, upon a sale of the Company (as hereinafter defined). In the event of such termination, the Company shall continue to pay to the Executive, until the first to occur of (i) the second anniversary of the Commencement Date or (ii) the expiration of a period of one
(1) year from the date of death of the Executive, the base salary provided for in Section 3 (at the annual rate then in effect). During such period, the Company shall also pay the Minimum Guaranteed Bonus or other applicable bonuses in accordance with
Section 3.3 hereof in respect of the portion of the fiscal year completed prior to the sale of the Company in accordance with
Section 3.3(b) hereof. Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. As used herein, the term "sale of the Company" shall mean any sale or other transfer (including by means of a merger or consolidation) which results in a change of control of the issued and outstanding shares of voting capital stock of the Company.

          6.5 Other Termination by the Company. The Company may terminate the Executive's employment at any time for whatever reason it deems appropriate with or without reason on 15 days notice to the Executive; provided, however, that in the event that such termination is not pursuant to Section 6.1, 6.2, 6.3 or 6.4, the Company shall pay to the Executive on the date of such termination (a) the base salary and Guaranteed Minimum Bonus provided for in Section 3 which would have been payable from the date of such termination to the second anniversary of the Commencement Date (without discount for present value). In addition, the Company shall pay to the Executive the other percentage bonuses in respect of the fiscal year in which such termination occurs in accordance with Section 3.3(b) hereof. The Executive shall be under no obligation to seek subsequent employment and upon obtaining subsequent employment shall be under no obligation to offset any amounts earned from such subsequent employment (whether as an employee, a consultant or otherwise) against such payment. The Company shall continue to provide the Executive, at the expense of the Company, with the medical insurance then provided generally to employees of the Company, for a period of one (1) year following the termination of the employment of the Executive. Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

          6.6 De facto Termination. For purposes hereof, the following acts and circumstances shall be treated as if the Executive is terminated under Section 6.5:

               (i)  De facto or de lure diminution of the
Executive's title, position, responsibilities, or authority;
              (ii) Location or relocation of the New York office of the Company other than within a 25 mile radius of New York, New York;
             (iii) Location of the Executive other than at the Company's New York office; or
              (iv) Breach by the Company of any of its material obligations hereunder that is not cured within thirty (30) days after written notice thereof is given by the Executive to the Company.

     7.   Board Representation Management Committee.

          For the term of the Executive's employment by the Company, the Executive shall be nominated to serve as a member of each of Capital Group's Management Committee or any other committee established to serve a substantially similar management function within the Capital Group or the Company. The Executive shall be nominated to serve on Capital Group's Board of Directors at the next vacancy on such Board of Directors.

     8.   Successors and Assigns.

          8.1 Assignment by the Company. Subject to the provisions of Section 6.4, the Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 8.1, the "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Company, as so defined.

          8.2 Assignment by the Executive. The Executive may not assign his obligations hereunder; provided, however, that nothing herein shall preclude one or more beneficiaries of the Executive from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries", as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of his incompetency) of the Executive's estate.

          8.3 Other Boards. Subject to written notice and approval by the Company, the Company hereby agrees that the Executive retains the right, absent a clearly delineated conflict of interest, to serve as a member of the Board of Directors of another company. Any fees or other compensation as a result of such service shall be assigned by the Executive to the Company and considered revenues, as defined in 3.3 (c) above, of the Equity Department, other than fees or options granted to the Executive prior to the date hereof.

     9. Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York applicable to contracts to be performed entirely within such State.

     10. Entire Agreement. This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof. Effective as of the Commencement Date, this Agreement supersedes all understandings and agreements, whether oral or in writing, if any, previously entered into by the Company with the Executive in any way relating to the employment of the Executive by the Company.

     11. Hold Harmless. The Company shall indemnify and hold the Executive harmless for any costs, damages or expenses, including reasonable attorney's fees, of any kind for any legal proceeding brought during, or arising out of, or related to the Executive's tenure with the Company. Moreover, the Company shall hold the Executive harmless for all costs, damages and expenses, including reasonable attorney's fees, for any claim or legal proceeding arising out of or relating to the asset purchase agreement, dated ______, 1995 between the Company and Mabon Securities Corp.

     12. Amendment, Modification, Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by duly authorized representatives of the Company (other than the Executive). Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party hereto in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

     13. Legal Fees. The Company shall indemnify and hold the Executive harmless from any and all costs and expenses (including reasonable fees and expenses of counsel) incurred by the Executive in connection with any proceeding brought to enforce this Agreement which results in award in the Executive's favor.

     14. Arbitration. All disputes or controversies hereunder shall be settled by arbitration pursuant to the rules of commercial arbitration of the American Arbitration Association in New York City, New York. The costs of the arbitration shall be paid by the Company in the event the arbitration results in an award of damages in the Executive's favor, with the attorneys fees paid by the Company pursuant to paragraph 13 above. The determination of the arbitrator shall be final and binding on the parties hereto and judgment on it may be entered in any court of competent jurisdiction.

     15. Notices. Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate by like notice:

          If to the Company:

               Rodman & Renshaw, Inc.
               120 S. LaSalle St.
               Chicago, IL 60603
               Attention:  James D. Van De Graaff, Esq.

          If to the Executive:

               Haftel & Silverman, P.C.
               26 Broadway - 19th Floor
               New York, New York 10004
               Attention: Richard E. Haftel, Esq.

     16. Severability. Should any provision of this agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

     17. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company, may, in its sole discretion, accept other provision for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

     18. Authority. The Company hereby represents and warrants that all corporate actions necessary to authorize the execution, delivery and performance of this Agreement by the Company have been duly taken and are in full force and effect as of the date hereof. The Company has delivered to the Executive a certified copy of the corporate resolutions with respect to such approval.

     19. Survivorship. The respective rights and obligations of the Executive and the Company hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     20. Titles. Titles of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   RODMAN & RENSHAW, INC.

                                    By:/s/ James D. Van De Graaff
                                     Title: EVP & General Counsel
                                             /s/ Edwin J. McGuinn
                                            EDWIN J. MCGUINN, JR.

                           SCHEDULE A

A. Pre-Tax Profit for the Investment Banking Department. For each fiscal year, the company shall arrive at the Pre-Tax Profit, which shall be "Revenues", as hereinafter defined, minus all "direct expenses", as hereinafter defined, and "certain allocated expenses", as hereinafter defined.

          (1)  Revenues.  "Revenues" shall mean:

               (a) 100% of all fees received for mergers and acquisition work;
               (b)  100% of all financial advisory fees received;
               (c)  100% of the management fees received in
                    connection with any public underwriting of securities;
               (d)  35% of all sales credits received by
                    December 31, 1995 in connection with any public offerings;
               (e)  30% of all sales credits received from
                    January 1, 1996 through December 31, 1996 in connection with any public offerings;
               (f)  25% of all sales credits received from
                    January 1, 1997 through December 31, 1997 in connection with any public offerings;
               (g) 25% of all sales credits received during the term remaining in connection with any public offerings; and
               (h)  100% of all private placement revenues
                    (subject to any reasonable adjustment by the Chief Executive Officer as it relates to the apportionment of private placement fees between department).

          (2)  Direct Expenses. "Direct expenses" shall mean:

               (a) Salary, benefits and bonuses of all Investment Banking personnel;
               (b) All Direct expenses as set forth in the Rodman & Renshaw Profit and Loss Statement, which is annexed hereto as Exhibit A.

          (3) Certain Allocated Expenses. From March 15, 1995 until December 31, 1995, an amount equal to 25% of the fixed compensation of the research department's personnel, i.e. salaries, benefits and guaranteed bonuses, if any, shall be considered a "certain allocated expense." From January 1, 1996 through December 31, 1996, an amount equal to 30% of the fixed compensation of the research department's personnel, as hereinabove defined, shall be considered a "certain allocable expense." From January 1, 1997 through December 31, 1997, an amount equal to 35% of the fixed compensation, as hereinabove defined, of the research department's personnel shall be considered a "certain allocated expense." For the remaining term of the agreement, 35% of the fixed compensation of the research department shall be considered a "certain allocated expense."